Exhibit 99.1

Analyst Contacts:
Bryant Potter	Iris Griffin
(803) 217-6916	(803) 217-6642

SCANA Receives Reaffirmation from Westinghouse Regarding Completion of VC Summer New Nuclear Project

CAYCE, S.C., Feb. 14, 2017— South Carolina Electric & Gas Company (SCE&G), principal subsidiary of SCANA Corporation (NYSE:SCG) (SCANA), and V.C. Summer Nuclear Station co-owner, Santee Cooper, have received information from Westinghouse Electric Company (WEC) officials that indicates WEC and its parent guarantor, Toshiba Corporation (Toshiba), are committed to completing the two new Westinghouse AP1000 nuclear units being constructed in Jenkinsville, SC.

In addition to this reaffirmation, Westinghouse provided SCE&G with revised in-service dates of April 2020 and December 2020 for Units 2 and 3, respectively. WEC intends to make the complete integrated project schedule supporting these dates available for SCE&G to review. The completion dates provided in the new schedule are within the 18 month contingency period provided under the construction provisions of the Base Load Review Act administered by the Public Service Commission of South Carolina and would enable both units to qualify, under current law, for the federal production tax credits.

SCE&G will continue to monitor WEC's ability to adhere to the new schedule, as well as the financial condition of WEC and Toshiba and its effect on their ability to complete the project.

SCANA will provide additional commentary on this topic during its earnings call on February 16, 2017. SCANA previously announced on January 17, 2017, that its 2016 earnings call is scheduled on February 16, 2017 at 3:00 PM (Call In Number: U.S. 888-347-3258; Canada: 855-669-9657; International 412-902-4279).

PROFILE
SCE&G is a regulated public utility engaged in the generation, transmission, distribution and sale of electricity to approximately 707,000 customers in South Carolina. The company also provides natural gas service to approximately 353,000 customers throughout the state. More information about SCE&G is available at www.sceg.com.

SCANA Corporation, headquartered in Cayce, S.C., is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations and other energy-related businesses. The company serves approximately 707,000 electric customers in South Carolina and approximately 1.3 million natural gas customers in South Carolina, North

Carolina and Georgia. Information about SCANA and its businesses is available at www.scana.com.
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